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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
==============================================================================
1. Name and Address of Reporting Person*

  Parker                   Roger                      A.
------------------------------------------------------------------------------
   (Last)                  (First)                 (Middle)

  475 17th Street, Suite 1400
------------------------------------------------------------------------------
                                    (Street)

  Denver                          Colorado               80202
------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


==============================================================================
2. Issuer Name AND Ticker or Trading Symbol

  Delta Petroleum Corporation (DPTR)
==============================================================================
3. IRS Identification Number of Reporting Person, if any (Voluntary)


==============================================================================
4. Statement for Month/Day/Year

  1-7-2003
==============================================================================
5. If Amendment, Date of Original (Month/Day/Year)


==============================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X]   Director                             [ ]   10% Owner
   [X]   Officer (give title below)           [ ]   Other (specify below)

           CEO/President
==============================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form Filed by One Reporting Person
   [ ] Form Filed by More than One Reporting Person

==============================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                              OR BENEFICIALLY OWNED
==============================================================================

                                                                5.
                                                                                          Amount of      6.
                                                           4.                             Securities     Owner-
                                                           Securities Acquired (A) or     Beneficially   ship
                      2.        2A.           3.           Disposed of (D)                Owned Follow-  Form:     7.
                      Transac-  Deemed        Transaction  (Instr. 3, 4 and 5)            ing Reported   Direct    Nature of
                      tion      Execution     Code         ----------------------------   Transac-       (D) or    Indirect
1.                    Date      Date, if any  Instr. 8)                   (A)             tions(s)       Indirect  Beneficial
Title of Security     (Month/   (Month/       ------------     Amount      or     Price   (Instr. 3      (I)       Ownership
(Instr. 3)            Day/Year) Day/Year)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------


Common Stock          1-7-03                   G       V       9,000      D     (1) see
                                                                                explanation
-----------------------------------------------------------------------------------------------------------------------------
Common Stock          1-7-03                   G       V       6,000      D     (1) see
                                                                                explanation
-----------------------------------------------------------------------------------------------------------------------------
Common Stock          1-7-03                   G       V       3,000      D     (1) see
                                                                                explanation
-----------------------------------------------------------------------------------------------------------------------------
Common Stock          1-7-03                   M             100,000      A     $1.75        409,101
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

              PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION
               CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
             UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

                                                                          (Over)
                                                                 SEC 1474 (9-02)

                                                                          Page 1

FORM 4 (CONTINUED)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                             9.
                                                                                                       Number    10.
                                                                                                       of        Owner-
                                                                                                       Deriv-    ship
                                                                                                       ative     Form
              2.                                                                                       Secur-    of
              Conver-                         5.                             7.                        ities     Deriv-  11.
              sion            3A              Number of                      Title and Amount          Bene-     ative   Nature
              of              Deemed          Derivative    6.               of Underlying     8.      ficially  Secur-  of
              Exer-           Exe-    4.      Securities    Date             Securities        Price   Owned     ity:    In-
              cise    3.      cution  Trans-  Acquired ()   Exercisable and  (Instr. 3 and 4)  of      Follow-   Direct  direct
              Price   Trans-  Date,   action  or Disposed   Expiration Date  ----------------  Deriv-  ing Re-   (D) or  Bene-
1.            of      action  if      Code    of (D)        (Month/Day/Year)           Amount  ative   ported    In-     ficial
Title of      Deriv-  Date    any     (Instr. (Instr. 3     ----------------           or      Secur-  Trans-    direct  Owner-
Derivative    ative   (Month/ (Month/   8)     4 and 5      Date     Expira-          Number   ity     action(s) (I)     ship
Security      Secur-  Day/    Day/    ------  -----------   Exer-    tion             of       (Instr. (Instr.  ( Instr. (Instr.
(Instr. 3)    ity     Year)   Year)   Code V    (A)   (D)   cisable  Date     Title   Shares   5)      4)         4)      4)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         s

--------------------------------------------------------------------------------------------------------------------------------
(RT to Buy)  $1.75    1-7-03          M              100,000 11-05-99 11-05-09 Common  100,000        0          D
Options
--------------------------------------------------------------------------------------------------------------------------------
(RT to Buy)                                                   7-17-00  7-14-10 Common  300,000        300,000    D
Options
--------------------------------------------------------------------------------------------------------------------------------
(RT to Buy)                                                  10-9-00   10-9-10 Common  250,000        250,000    D
Options
--------------------------------------------------------------------------------------------------------------------------------
(RT to Buy)                                                  1-8-01    1-8-11  Common  200,000        200,000    D
Options
--------------------------------------------------------------------------------------------------------------------------------
(RT to Buy)                                                  10-5-01   10-5-11 Common  175,000        175,000    D
Options
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:  *Note 4: Explanation - (1) Shares transferred as gift.


/s/ Roger A. Parker                                          1-9-02
----------------------------------------            -------------------------
   **Signature of Reporting Person                            Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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